Exhibit 23.2

[LETTERHEAD OF KABANI & COMPANY, INC.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Green Agriculture, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of China Green Agriculture, Inc., dated July 22, 2013, of our report dated September 13, 2012 on the consolidated balance sheets of China Green Agriculture, Inc and its subsidiaries as of June 30, 2011 and 2012 and the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended June 30, 2012.

KABANI & COMPANY, INC.

Los Angeles, California

July 22, 2013